Exhibit 16.1

March 24, 2017

Securities and Exchange Commission

100F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlement:

We have read Item 4.01 o the Form 8-K dated on or about March 22, 2017, of Genesis Financial, Inc. and are in agreement with the statements therein inasmuch as they relate to our firm.  We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/  DeCoria, Maichel & Teague, P.S.

DeCoria, Maichel & Teague, P.S.

Spokane, WA